UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 14, 2023

QSAM BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41337	20-1602779
(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation)	Number)	Identification Number)

9442 Capital of Texas Hwy N, Plaza 1, Suite 500 Austin, Texas 78759	78759
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(512) 343-4558

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events

On November 14, 2023, QSAM Biosciences, Inc. (the “Company”) signed a non-binding term sheet (the “Term Sheet”) with Telix Pharmaceuticals (US) Inc., a subsidiary of Telix Pharmaceuticals Limited (ASX: TLX) (collectively, “Telix”), a biopharmaceutical company headquartered in Melbourne, Australia focused on the development and commercialization of diagnostic and therapeutic radiopharmaceuticals, providing material terms for the acquisition of the Company by Telix by means of a merger (the “Proposed Acquisition”). The definitive agreement (the “Purchase Agreement”) for the Proposed Acquisition is subject to negotiation and execution, and satisfactory completion of due diligence by both parties.

Telix has agreed that upon signing of the Term Sheet it will pay the Company a US$2 million Pre-Closing Collaboration and Option Fee (the “Collaboration Fee”) to advance the Company’s development efforts based on mutually agreed goals and to provide sixty days of exclusivity pending completion of diligence and execution of the Purchase Agreement.

The Term Sheet contemplates that Telix will pay a total of US$33.1 million (the “Purchase Price”) in the form of ordinary shares of Telix Pharmaceuticals Limited (“Telix Shares”) and up to US$90 million in contingent clinical and commercial milestone payments through a Contingent Value Rights (“CVR”) structure. After deduction of transaction fees and other contractual obligations, which the Company estimates to be $3.6 million in the aggregate, the Company’s common stockholders are expected to receive at closing a value equivalent to between $6.50 and $6.70 for each share of common stock held by the stockholder (based on the pro-forma estimated capitalization at closing, which is subject to adjustment and change) in the form of Telix Shares, not including the contingent value of the CVRs. If the Proposed Acquisition does not close, the Collaboration Fee will be converted to Company common stock at $6.70 per share.

The Telix Shares issuable upon closing of the Proposed Acquisition are expected to be issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the “Act”), in reliance on Section 4(a)(2) and Regulation D thereunder, as a transaction by an issuer not involving a public offering. The Company will be obligated to take action to assure that an exemption from the registration requirements under the Act will be met at closing. Stockholders, other than officers and directors (“Insiders”) of the Company, are expected to be subject to a three (3) month lock-up from trading their Telix Shares on the Australian Stock Exchange (“ASX”), and Insiders are expected to be subject to a 12 month lock-up. Additional restrictions on trading Telix Shares may be applicable under US and Australian securities laws. Key employees of the Company are expected to be subject to three-year non-compete agreements.

The closing of the Proposed Acquisition is subject to many conditions including satisfactory completion of diligence by both parties, negotiation and execution of the Purchase Agreement, and approval by the Company’s stockholders. Only certain limited sections of the Term Sheet are binding, and therefore, material proposed terms as described herein are subject to change. The Company cannot guarantee that the Proposed Acquisition will close on the terms described herein or at all.

This current report contains “forward-looking statements.” These statements relate to future events or our future financial performance. These statements are only predictions and may differ materially from actual future results or events. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future developments or otherwise. There are important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, the satisfactory completion diligence by both parties, successful negotiation and execution of definition agreements, and other general market and geo-political events that are outside the Company’s control. This is not an offering of securities, and securities may not be offered or sold absent registration or an applicable exemption from the registration requirements.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

The following exhibits are filed with this Current Report on Form 8-K:

Exhibit Number	Description
99.1	Press Release issued by the Company on November 14, 2023
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document)

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 14, 2023	QSAM Biosciences, Inc.

	By:	/s/ Douglas Baum
Douglas Baum, CEO